Exhibit 99.1

Behringer Harvard Expands in Atlanta

DALLAS, December 20, 2006 – Behringer Harvard announced today its acquisition of Resurgens Plaza, a 27-story Class A office building located in the Buckhead submarket of Atlanta. Behringer Harvard also owns the Paces West and Ashford Perimeter office buildings in Atlanta.

“Buckhead is a very attractive Atlanta submarket with high demand for the type of space offered at Resurgens Plaza,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “We like this asset for its high construction quality and its ability to maintain and attract stable, creditworthy tenants.”

Buckhead is known for its upscale dining, shopping and quality of life. The building is next to Lenox Square mall, one of Atlanta’s top luxury malls, and less than one mile from Phipps Plaza mall, the Intercontinental Hotel and the Ritz-Carlton. This area historically boasts a healthy local economy, an increased demand for office space, steady leasing velocity, and positive absorption combined with continued rent growth forecast.

Constructed in 1988, Resurgens Plaza contains about 400,175 square feet of rentable office space and 1,100 parking spaces. The property is accessible via two major thoroughfares – Highway 400 and I-85. Resurgens also provides direct access to the Lenox MARTA station, the major light-rail service in the area.

Four major anchor tenants occupy 61 percent of Resurgens Plaza, which is about 90 percent leased. The property not only is stabilized but also includes an attractive core plus the capability to further enhance current income and total returns. Major tenants include a leading underwriter of wholesale specialty insurance, a labor dispute law firm and a general practice law firm.

Resurgens Plaza was acquired by Behringer Harvard REIT I, Inc., which also owns assets in Chicago, Houston, Denver, Philadelphia, Washington, D.C., Baltimore and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312